Exhibit 11

W.W. Grainger, Inc. and Subsidiaries

COMPUTATIONS OF EARNINGS PER SHARE

	2006	2005	2004
BASIC:
Weighted average number of shares outstanding during the year	87,838,723	89,568,746	90,206,773
Net earnings	$ 383,399,000	$ 346,324,000	$ 286,923,000
Earnings per share	$ 4.36	$ 3.87	$ 3.18

DILUTED:
Weighted average number of shares outstanding during the year	87,383,723	89,568,746	90,206,773
Potential shares:
Shares issuable under common stock equivalents	8,976,453	10,087,382	8,445,302

Shares which could have been purchased using the proceeds from the common stock equivalents exercised, based on the average market value for the year	(6,330,180)	(8,106,909)	(7,015,367)
	2,646,273	1,980,473	1,429,935
Dilutive effect of exercised options prior to being exercised	38,778	39,076	36,667
	2,685,051	2,019,549	1,466,602
Adjusted weighted average number of shares outstanding during the year	90,523,774	91,588,295	91,673,375
Net earnings	$ 383,399,000	$ 346,324,000	$ 286,923,000
Earnings per share	$ 4.24	$ 3.78	$ 3.13